EXHIBIT 23.1

Consent of Independent Certified Public Accountants

To the Board of Directors

Professional Veterinary Products, Ltd.

As independent certified public accountants, we hereby consent to the use of our report dated October 17, 2007, relating to the financial statements and related notes of such financial statements of Professional Veterinary Products, Ltd. and its subsidiaries, which report appears in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, and to the reference to our firm under the heading “Expert” in such Post-Effective Amendment No. 1 to the Registration Statement and in the prospectus.

February 19, 2008

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.